Exhibit 10.16
Your Stock Option ("Options") Award
Performance. Results. Rewards.

Name:
Grant Date:

About This Statement
This personalized statement shows your Stock Option Award under the United Technologies Corporation Long-Term Incentive Plan, as amended (the “LTIP”). The award shown in this statement is subject to the terms and conditions of the LTIP.

Your Stock Option Award

Type	Number of Units	Grant Price	Estimated Present Value	Vesting Date*	Expiration Date
Options

*Note: The Award will vest according to this schedule provided you are employed by the Company on these dates.

Stock Options (“Options”)
How Do Options Work?
A stock option is similar to a Stock Appreciation Right (“SAR”) and delivers equivalent value when exercised.

■ Provides gain equal to the difference in UTC stock price from grant date to exercise date

■ Vests three years after grant date

■ Expires ten years from the grant date, unless exercised

■ No dividend equivalents

■ At exercise, value is delivered in shares of
UTC Common Stock that can be:
-- Converted to cash, or
-- Held as shares with dividend rights

An Example
Number of Options granted	1,000
UTC stock price at grant	$100 per share
UTC stock price at exercise	$125 per share
Increase in UTC stock price from grant date to exercise date:	$125 per share -$100 per share = $25 per share
Total gain from Option exercise:	1,000 options X $25 per share = $25,000
Conversion into shares of UTC stock:	$25,000 ÷$125 per share = 200 shares

You may view your award online at the UBS One Source website. You can access the UBS One Source website from any computer at http://www.ubs.com/onesource/utx (you will need a User ID and PIN).

HOW TO ACCEPT YOUR AWARD - WITHIN 150 DAYS
You will receive an email from UBS alerting you that your award has posted to your UBS account. You must acknowledge and accept the terms and conditions of your award electronically via UBS One Source.

If you do not accept your award on-line at UBS One Source within 150 days of the Grant Date, your award will be forfeited.

The award shown in this statement is nontransferable and is subject to the terms and conditions of the United Technologies Corporation Long-Term Incentive Plan, as amended.  I acknowledge this statement of award, the 20XX Schedule of Terms describing my award.  I understand that I am accepting this award subject to the 20XX Schedule of Terms and the LTIP.  In accepting this award, I accept responsibility for any tax liabilities associated with this award at the time of grant, lapse, exercise and/or sale.  I authorize the Company, its Affiliates and its third party administrators to collect, use, process, transfer, and hold my personal data, in electronic or other form, as required for the implementation, administration and management of this award and the LTIP within or outside the country in which I reside or work.